EXHIBIT 99.1


               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY


---------------------------------------------------x
R.S.M. INC. and MEL MOHR, TRUSTEE                  :
for the IRENE MOHR REVOCABLE TRUST                 :
on behalf of themselves and all others             :
similarly situated,                                :
                                                   :
                                                   :
                                    Plaintiffs,    : Civil Action No. 17449 NC
                                                   :
                  - against -                      :

ALLIANCE CAPITAL MANAGEMENT L.P.,                  :
ALLIANCE CAPITAL MANAGEMENT                        :
CORPORATION, ALLIANCE CAPITAL                      :
MANAGEMENT L.P. II, DAVE H. WILLIAMS,              :
BRUCE W. CALVERT, ROBERT H. JOSEPH, JR.            :
and JOHN D. CARIFA,                                :
                                                   :
                                    Defendants.    :
---------------------------------------------------x

                            CLASS ACTION COMPLAINT

         Plaintiffs, by their attorneys, allege the following upon information and belief, except for those allegations which pertain to plaintiffs, which allegations are based upon personal knowledge.

                            OVERVIEW OF THE ACTION

           1. Plaintiffs bring this action pursuant to Rule 23 of the Rules of the Court of Chancery on their own behalf and as a class action on behalf of all persons, other than defendants and those in privity with them, who own limited partnership units of Alliance Capital Management L.P. ("Alliance Holdings").

           2. Alliance Holdings is an international investment advisor, providing investment management services to institutions, primarily pension funds, insurance companies and banks, and to individuals through a line of mutual funds.

           3. The United States tax law in effect when Alliance Holdings conducted its initial public offering in 1987 taxed publicly held limited partnerships as corporations commencing January 1, 1998. Since 1994, Alliance Holdings has explored ways to take itself private ostensibly to avoid being subject to such tax.

           4. On April 8, 1999, Alliance Holdings stated it had decided to spin-off part of the partnership into a privately-held limited partnership, to be primarily or exclusively owned by insiders, purportedly to allow insiders to avoid a federal 3.5% gross receipts tax, which took effect on January 1, 1998.

           5. On August 4, 1999, Alliance Holdings and the newly formed private limited partnership, Alliance Capital Management L.P. II ("Alliance Capital II") filed a preliminary registration statement on Form S-4 representing a combined proxy and prospectus with the Securities and Exchange Commission (the "SEC"). On August 5, 1999, Alliance Capital Management Corporation, the General Partner of Alliance Holdings, filed on Schedule 14A with the SEC a final proxy and combined Alliance Capital II prospectus almost identical to the S-4 (collectively the "Disclosure Document").

           6. The Disclosure Document and exhibits, totaling over 450 pages, failed to disclose material facts, contained false and misleading statements, and buried significant facts regarding the proposed reorganization of Alliance Holdings, a proposed amended and restated partnership agreement, and an exchange transaction (collectively the "Challenged Transaction").

           7. Under the terms of the Challenged Transaction, not only would the remaining publicly held units still be subject to the 3.5% tax, but there would be a reduction of at least 66% of the issued and outstanding publicly traded units. The insiders would not be subject to the 3.5% tax.

           8. This diminished public float will likely weaken the market for units. Further, pursuant to the Challenged Transaction, the Insiders will have an enhanced call option that they could exercise more readily upon consummation of the Challenged Transaction whereby they could redeem all the remaining publicly traded issued and outstanding units of Alliance Holdings at "recent trading prices" (the "Call Option"). The Call Option, if exercised, would not only deprive the public unitholders of a deserved buy-out premium on their units, but would be at a substantial discount, because of the reduction in float and other consequences of the announced transaction perceived by the market to be adverse. In fact, since the Disclosure Document was filed on or about August 4, 1999, Alliance Holdings' unit price has substantially declined from its 52-week high on July 2, 1999 of $33.44 to around $27.00 per unit as of late September, 1999.

           9. Nevertheless, through a series of material omissions, partial truths, and outright false and misleading statements contained in the Disclosure Document, defendants have assured plaintiffs and the Class that the Plan is "fair" and "in the best interests" of the public unitholders and that "related" amendments contained in the amended and restated partnership agreement "will not adversely affect any existing rights or benefits of unitholders who elect to continue to hold Alliance Holding units." Defendants recommend that unitholders vote for both the reorganization and the amended and restated partnership agreement necessary to allow the defendants to implement the reorganization.

          10. Defendants have breached their common law duties of loyalty, care, and candor in putting forth a plan infected by self-dealing and conflicts of interests, which only benefits the Insiders and harms the non-Insiders. They have also breached their duties of good faith and fair dealing towards plaintiffs and the Class by intentionally misleading them through the false and misleading disclosures contained in the Disclosure Document.

          11. Defendants unilaterally dictated the terms of the Challenged Transaction, which is being proposed solely for their benefit to obtain the enhanced Call Option and avoid for themselves the 3.5% federal gross receipts tax. This is an irremediable conflict of interest by which defendants have acted to benefit themselves and their affiliates to the detriment of plaintiffs and the Class. At no time were the interests of plaintiffs and the Class represented by a truly independent person who could protect and advance their interests.

          12. The Challenged Transaction was initiated and structured by defendants to enable them to take Alliance Holdings private at a substantial discount. Through the Challenged Transaction, defendants are attempting to usurp the continued growth and profitability of Alliance Holding under the guise of tax avoidance for the benefit of the non-public unitholders of Alliance Holdings, who are primarily or exclusively comprised of insiders.

          13. On September 22, 1999, Alliance Holdings announced that it obtained unitholder approval for the Challenged Transaction. However, as discussed subsequently, Alliance Holdings both misrepresented the vote necessary to adopt the proposed amended and restated agreement of limited partnership and failed to obtain the required vote of partners and unitholders. As a consequence, the amended and restated partnership agreement was not properly approved and the Challenged Transaction may not be lawfully implemented.

          14. For these reasons, plaintiffs seek on behalf of themselves, and other similarly situated Alliance Holdings' investors, injunctive and other equitable relief enjoining consummation of the Challenged Transaction until greater disclosure is made and a proper vote of partners and unitholders obtained or, alternatively, an award of damages as a result of defendants' wrongful actions.


                                  THE PARTIES

          15. Plaintiff R.S.M. Inc. ("R.S.M.") is and has been the owner of 6,000 limited partnership units of Alliance Holdings since prior to the August 2, 1999 record date of the Challenged Transaction. As a result of the Challenged Transaction, R.S.M. will still own units of Alliance Holdings.

          16. Plaintiff Mel Mohr, trustee for the Irene Mohr Revocable Trust ("Mohr"), is and has been the owner of 18,000 limited partnership units of Alliance Holdings since prior to the August 2, 1999 record date for the Challenged Transaction. As a result of the Challenged Transaction, Mohr will own still own units of Alliance Holdings.

          17. Alliance Holdings is a limited partnership organized and existing under the laws of the State of Delaware with principal partnership offices at 1345 Avenue of the Americas, 41st Floor, New York, New York 10105. Alliance Holdings was formed in 1987 to succeed the business of ACMC, Inc. ("ACMC"), a wholly-owned subsidiary of the Equitable Life Assurance Society of the United States ("Equitable Life"). Equitable Life is a New York stock life insurance company. ACMC provided investment management services since 1971. Alliance Holdings is one of the nation's largest publicly traded asset managers, as measured by assets under management, with greater than $300 billion in client assets under management as of June 30, 1999. Alliance Holdings manages retirement assets for many of the largest public and private employee benefit and retirement plans, foundations, endowments, banks and insurance companies. Alliance Holdings is also one of the nation's largest mutual fund sponsors.

          18. Defendant Alliance Capital Management Corporation (the "General Partner" or "Alliance Management") is a corporation organized and existing under the laws of the State of Delaware. It serves as the sole General Partner of Alliance Holdings. The directors and officers of the General Partner perform all Alliance Holdings management functions and carry out the activities of Alliance Holdings. The General Partner owns a 1% general partnership interest in Alliance Holdings. Holders of Alliance Holdings units have no vote in the selection of directors by the General Partner. The General Partner is wholly owned and controlled by Equitable Life, a 100% beneficially owned subsidiary of The Equitable Companies Incorporated ("Equitable"), a publicly traded company listed on the New York Stock Exchange. Directors of the General Partner are designated by the stockholders of the General Partner and serve until their successors are named. Approximately 57% of the outstanding Alliance Holdings Units are held by Equitable Life or its affiliates.

          19. Defendant Alliance Capital Management L.P. II ("Alliance Capital II") is a private limited partnership, newly formed, to carry on Alliance Holding's business after implementation of the Challenged Transaction. Equity interests in Alliance Capital II are represented by partnership interests denominated as units that do not and will not trade publicly. However, only Alliance Capital II units held by former non-Insider Alliance Holding public unit holders will be subject to significant restrictions on transfer.

          20. Defendant Dave H. Williams ("Williams") is chairman of the board of the General Partner, a position he has held since 1977. His wife, Roba Williams, is also a member of the eighteen member board of Alliance Capital. Williams is also a director of Equitable.

          21. Defendant Bruce W. Calvert ("Calvert") is Vice Chairman and Chief Executive Officer and a director of the General Partner and has been with Alliance Capital since 1973.

          22. Defendant Robert H. Joseph ("Joseph") is Chief Financial Officer of the General Partner at all relevant times.

          23. Defendant John D. Carlfa ("Carlfa") is Chief Operating Officer and director of the General Partner at all relevant times.

          24. The defendants named in paragraphs 18-21 above are hereinafter referred to as the "Individual Defendants."

          25. The defendants named in paragraphs 15-21 are sometimes referred to as the "Insiders."

          26. The Individual Defendants have a fiduciary relationship with plaintiffs and the other limited partners of Alliance Holdings and owe them the highest obligations of good faith and fair dealing.


                           CLASS ACTION ALLEGATIONS

          27. Plaintiffs bring this action on their own behalf and as a class action pursuant to Rule 23 of the Rules of the Court of Chancery on behalf of all limited partners of Alliance Holdings (except the defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class").

          28. This action is properly maintainable as a class action because:

              (a) The class is so numerous that joinder of all class members is impracticable. As of June 30, 1999, there were approximately 58.7 million limited partnership units of Alliance Holdings outstanding, excluding 112.4 million units held by Equitable Life and its affiliates, and executives and or others of the General Partner, who individually own greater than 2% of the outstanding units of Alliance Holdings.

              (b) There are questions of law and fact which are common to the class including, inter alia, the following:

                     (i) whether defendants have engaged in conduct constituting unfair dealing to the detriment of plaintiffs and the Class;

                    (ii) whether the Challenged Transaction is grossly unfair
                to plaintiffs and the Class;

                   (iii) whether plaintiffs and the other members of the
                Class are being or will be damaged by the transactions complained of herein;

                    (iv) whether defendants have breached the Alliance
                Holdings partnership agreement, and/or fiduciary and other common law duties owed by them to plaintiffs and other members of the Class;

                     (v) whether the Alliance Holdings proposed amended and
                restated partnership agreement was adopted in violation of the voting rights of unitholders; and

                    (vi) whether defendants caused the issuance of
                materially misleading disclosure documents, which conceal one of the primary purposes of the Challenged Transaction, and bury relevant facts regarding the Challenged
                Transaction.

              (c) Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. Plaintiffs' claims are typical of the claims of the other members of the Class, and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiffs will fairly and adequately represent the Class.

              (d) The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, and establish incompatible standards of conduct for the party opposing the Class.

              (e) Defendants have acted and are about to act on grounds generally applicable to the Class, thereby making appropriate preliminary injunctive relief with respect to the Class as a whole.


                            SUBSTANTIVE ALLEGATIONS

Background

          29. On April 21, 1988, substantially all of the operating assets of ACMC were conveyed to Alliance Holdings in exchange for a 1% general partnership interest in Alliance

Holdings and approximately 55% of the outstanding units. In December 1991, ACMC transferred its 1% general partnership interest in Alliance Holdings to the General Partner.

          30. The Alliance Holdings partnership agreement, as in effect prior to the Challenged Transaction (the "Partnership Agreement"), imposes liability on the General Partner for acts taken in bad faith, reckless disregard for the interests of Alliance Holdings, or fraud.

          31. The Partnership Agreement permits transactions between Alliance Holdings and the General Partner or the affiliates only if the transactions are on terms determined by the General Partner to be comparable to (or more favorable to Alliance Holdings than) those that would prevail with any unaffiliated party.

          32. Equitable Life has, for a considerable period of time, beneficially owned a controlling, but not consistent interest in Alliance Holdings. For example, as of March 1, 1995, Equitable Life beneficially owned
45.4 million shares (pre 2:1 split) or 62.23% of the units of Alliance Holdings. This percentage significantly declined to 57.6% as of March 1, 1997. As of March 1, 1999, Equitable beneficially owned approximately 96.6 million shares (post 2:1 split) or 56.7%.

          33. Equitable Life and its affiliates provide services to Allied Holdings. Item 13 to the December 31, 1998 Form 10-K filed with the SEC on March 31, 1999 states as follows in this regard:

          The Partnership Agreement permits Equitable and its affiliates to provide services to [Alliance Holdings] on terms comparable to (or more favorable to [Alliance Holdings than] those that would prevail in a transaction with an unaffiliated third party. [Alliance Holdings] believes that its arrangements with Equitable and its affiliates are at least as favorable to Alliance Holdings as could be obtained from an unaffiliated third party, based on its knowledge of and inquiry with respect to comparable arrangements with or between unaffiliated third parties.

         34. Alliance Holdings acts as the investment manager for Equitable and its affiliates pursuant to investment advisory agreements. Alliance Holdings received at least the following fees under such agreements for the past five years (in thousands of dollars):

         1998            1997           1996           1995           1994
        -------        -------         -------        -------        -------

        $58,051        $52,930         $44,901        $43,978        $41,805

          35. Alliance Holdings also receives "shareholder servicing and administrative fees" from Equitable and its affiliates, as well makes payments to Equitable and its affiliates for "distribution" and "general and administrative" expenses incurred on behalf of Alliance Holdings. Net fees received from or (paid to) Equitable and its affiliates, including the amounts in the preceding paragraphs, were as follows for the past five years:

          1998            1997           1996           1995           1994
        --------        -------         -------        -------        -------

       $(20,938)        $(1,268)        $16,051        $22,162        $22,529

Accordingly, over the past five years, fees received from Equitable and its affiliates have declined steadily to the point where Alliance Holdings actually has been a net payer to Equitable and its affiliates over the past two years.

          36. At the time of its formation, publicly traded limited partnerships such as Alliance Holdings were not subject to federal income tax at the partnership level. Under provisions of the Revenue Act of 1987, enacted into law in December 1987, however, Alliance Holdings was to be taxed as a corporation commencing on January 1, 1998.

          37. On August 5, 1997, the Taxpayer Relief Act of 1997 was enacted, which included the option for certain publicly-traded partnerships, including Alliance Holdings, to maintain partnership tax status permanently after 1997 if they elected to pay a tax, beginning January 1, 1998, of 3.5% on gross business income.

          38. The Partnership Agreement provides that if fewer than 10% of the issued and outstanding Alliance Holdings units are held by persons other than the General Partner, its affiliates (including Equitable and its affiliates), and officers and employees of the general partner, Alliance Holdings or persons controlled by Alliance Holdings, the general partner or its designee (collectively the "Insiders") will have the right to purchase all of the outstanding Alliance Holdings units for a purchase price based on the recent trading price of the units.

          39. As of June 30, 1999, at least 58.7 million units or approximately 36% of the outstanding units were not owned by the Insiders and their employees.

Alliance Holdings Operating Performance

          40. Alliance Holdings boasts of its performance over the past several years, and with good reason. With the exception of the year of 1997, Alliance Holdings has demonstrated sequential growth in revenues, earnings and unit price, as indicated below. (In millions, except per unit amounts)

Year               1998          1997        1996          1995         1994
----            ---------      -------     -------       -------       -------

Revenues:       $1,324.06      $975.34     $788.52       $639.26       $600.95

Earnings
per Unit:       $    1.66      $  0.74       $1.13       $  0.94       $  0.85

          41. Alliance Holdings' profitability is further demonstrated by selected financial ratios as of July 29, 1999:

              Return on Equity:                  79.21%
              Price-to-earnings vs. industry:    50.57%
              Debt-to-Equity versus industry:    N/A (Alliance Holdings has no
                                                 debt)
              Return-on-equity vs. industry:     324.70%

          42. Alliance Holdings enjoyed an above average industry unit price until perceived negative impacts of the Challenged Transaction were absorbed by the market. Alliance Holdings unit price reached a 52-week high to $33.44 per unit on July 2, 1999, and has since the beginning of August, after the Disclosure Document was filed with the SEC, traded below $30 per unit, and closed on August 31, 1999 at $26.125 per unit.

The Proposed Reorganization

          43. On April 8, 1999, Alliance Holdings announced a proposed reorganization of Alliance Holdings into separate public and private partnerships. According to the announcement, any unitholders could opt to enter the private partnership. The units of the private partnership would be subject to substantial restrictions on transfer and would not trade publicly, but would be exempt from the 3.5% gross receipts tax. The proposed reorganization was subject to unitholder and regulatory approvals. According to defendants, the reorganization was designed to address the loss of Alliance Holdings' tax-exempt status. The April 8, 1999 press release did not mention that only18.7 million of the 58.7 million non-Insider publicly traded units could be exchanged for units in the private partnership and that the reorganization was contingent on approval of a amended and restated partnership agreement containing new provisions that would adversely affect the Class. Significantly, the press release also did not mention that the Challenged Transaction could be vetoed by the General Partner after the vote.

          44. Only twenty days later, on April 28, 1999, Alliance Holdings announced record quarterly profits and that assets under management had surpassed the $300 billion mark.

          45. Months later, in the Disclosure Document, defendants informed unitholders for the first time of self-serving selected details of the reorganization. However, the more salient and egregious terms of the Challenged Transaction were buried deep within the greater than 450 page Disclosure Document.

          46. Under the Challenged Transaction, there are no appraisal rights or similar rights. Approval of the Challenged Transaction binds all of the remaining Alliance Holdings unitholders to the terms of the reorganization and the proposed amended and restated partnership agreement. Amended Partnership Agreement.

          47. The Disclosure Document states that public Alliance Holdings unit holders can exchange on a one-to-one basis, their units of Alliance Holdings for those of Alliance Capital II. The exchange offer will be made, if not vetoed by the Insiders, pursuant to a separate, yet to be issued, prospectus.

          48. The Disclosure Document falsely states on the cover page, first paragraph, that "The reorganization will not adversely affect any existing rights or benefits of unitholders who elect to continue to hold Alliance Holdings." On the second page of the Disclosure Document this statement is repeated. This statement is false and misleading for at least the following reasons:

              (a) amendments to the Partnership Agreement provide the Insiders with the enhanced Call Option described further below, which adversely affects plaintiffs and the Class;

              (b) the proposed amended and restated partnership agreement provides that Alliance Holdings unitholder meetings cannot be called by unitholders unless at least 50% of the non-Insider Alliance Holdings unitholders request a meeting, whereas at present only 25% is required to call a meeting;

              (c) the reorganization will result in a diminution of liquidity and value to plaintiffs' units;

              (d) the reorganization will result in heightened conflicts of interest by the general partner, as a result of the new structure; and

              (e) under Section 17.3 of the Partnership Agreement, the challenged Transaction would not need "Majority Outside Approval", which is the vote the defendants sought, unless the Challenged Transaction adversely altered the rights of unitholders.

          49. Nonetheless, the cover page of the Disclosure Document goes on to falsely state that:

              We believe that the reorganization is in the best interests of Alliance Holdings and its investors. [Williams] and the other members of the Board of Directors have voted unanimously to approve the reorganization, and we urge you to vote in favor of the reorganization, whether or not you are interested in participating in the exchange offer.

          50. The Disclosure Document states that following the reorganization, "[a]ssuming none of the public accepts the exchange offer, Equitable (and its affiliates) will hold approximately 54% limited partnership interests in, and Alliance Holdings will hold an approximately 45.0% limited partnership interest in Alliance Capital [II]."

          51. Also following the Challenged Transaction, there is anticipated a minimum float of 40 million units of Alliance Holdings, compared to the
171.1 million units presently
outstanding. The Disclosure Document misleadingly states, however, that the float will only be reduced by approximately 31.9%, as the Insiders purportedly rarely trade their units.

          52. The Disclosure Document unequivocally recommends the reorganization as "fair to" and in the "best interests of," the public unit holders and states on the third page, despite the fact that the opposite is true:

              [The General Partner] believes that the reorganization is fair to, and in the best interests of, Alliance Holdings unitholders. Therefore, whether or not you are interested in participating in the exchange offer when it is made, the general partner recommends that you vote "FOR" (1) the transfer of Alliance Holdings' business to Alliance Capital [II] and (2) the adoption of the provisions that facilitate and implement the reorganization and that maintain the existing rights and benefits of Alliance Holdings unitholders following the reorganization and the modification or elimination of provisions that are inoperative or are no longer relevant or require technical revisions.

          53. The Disclosure Document enumerates only six risk factors relating to both the reorganization and the exchange offer. None of these risk factors include the most adverse effects on plaintiffs and the Class, e.g., the resulting enhanced Call Option afforded defendants, which is buried on page 66 of the Disclosure Document.

          54. In regard to the reorganization, the enumerated risk factors were that: (1) present clients of Alliance Capital or Alliance Holdings may "review their relationships with us and thereby increase the likelihood of client account losses[; (2)] The IRS may take the position that Alliance Capital's entire gross business income is subject to the 3.5% tax...

[and; (3)] Congress may pass tax legislation in the future that would result in adverse tax consequences for partnerships such as ours."

          55. The Disclosure Document also stated that Goldman, Sachs & Co. ("Goldman Sachs") delivered both oral and written opinions to the board of directors opining on the fairness of the challenged transaction and exchange ratio (i.e., one-to-one) "from a financial point of view to those unitholders who remain holders of Alliance Holdings Units...".

          56. However, it is Equitable and its affiliates that will receive substantial benefits from the reorganization, such as the 3.5% tax benefit and the Call Option described further below, as they "anticipate that they will exchange substantially all of their units of Alliance Holdings...".

          57. Further, in addition to the tax benefit, which would amount to at least $17 million annually (based on 1998 figures), the Insiders, including Equitable and its affiliates, will be able to transfer blocks of Alliance Capital II units in accordance with specific IRS regulations applicable to holders of large numbers of units.

          58. Significantly, Equitable and its affiliates are permitted, subsequent to the exchange, to exchange freely any 2% or greater block of Alliance Capital II units for Alliance Holdings units without the permission of the General partner. Whereas, if any non-Insider Alliance Capital II unit holder wishes to exchange its units for Alliance Holdings units, either the General Partner or Equitable may withhold "its consent in its sole discretion" to such an exchange.

          59. Finally, Equitable's insurance subsidiary obtains a regulatory benefit relating to valuation of the new investment in Alliance Capital.

The Specified Vote for Adoption of the Proposed Amended and Restated
Agreement of the Limited Partnership Violates the Voting Rights of Unitholders

          60. The proposed reorganization of Alliance Holdings violates the Partnership Agreement. Accordingly, the defendants could not implement the reorganization without first amending the Partnership Agreement. As part of the Challenged Transaction, unitholders were asked to vote on the adoption of a proposed amended and restated agreement of limited partnership. The amendments to the Partnership Agreement that the proposed new agreement would make were not voted on separately. Rather, the proposed amended and restated agreement of limited partnership was voted on as a whole.

          61. The defendants represented to unitholders that the proposed amended and restated agreement of limited partnership could be adopted by the affirmative vote of a majority of partners and unitholders other than the General Partner, its affiliates and certain other persons, or, in terms of the Partnership Agreement, a "Majority Outside Approval." In reality, the Partnership Agreement requires that the proposed amended and restated agreement of limited partnership be adopted by the unanimous vote of all partners and unitholders.

          62. Section 17.3(b) of the Partnership Agreement expressly provides that the Partnership Agreement may not be amended to reduce the vote required to take any action unless the amendment is approved by at least the number of votes required by the voting requirement sought to be reduced. The proposed amended and restated agreement of limited partnership reduces from unanimity to a simple majority the vote required to take certain actions. Accordingly, the proposed amended and restated agreement of limited partnership could not be validly adopted without the affirmative vote of all partners and unitholders. The defendants did not receive a unanimous vote in favor of the proposed amended and restated agreement of limited partnership. For that reason, it was not validly adopted, and the proposed reorganization cannot proceed.

Amendments to the Partnership Agreement

          63. There are significant amendments to the Partnership Agreement that adversely affect the public unitholders' rights.

          64. The Disclosure Document fails to properly identify the adverse amendments to be made to Alliance Holdings' current partnership agreement and explain why they are adverse. Although the Disclosure Document purports to summarize many of the principal differences between the terms of the Partnership Agreement and the proposed amended and restated partnership agreement, it does not disclose all of the proposed changes nor does it disclose which provisions are being amended, how they are being amended, or why each amendment is necessary.

          65. Indeed, the only way a public unitholder can determine specific changes is to read the proposed amended and restated partnership agreement appended as Exhibit B to the Disclosure Document line for line against the Partnership Agreement, which was not provided to unitholders. This deliberate tactic of not disclosing the amendments disguises the fact the amendments, which the defendants benignly describe as amendments "to facilitate and implement the reorganization," adversely affect the rights of public unitholders. The adverse affects would be more clearly apparent if the actual amendments and their purpose were disclosed. One example is the enhanced Call Option discussed in paragraphs 69 through 84 below. By way of another example, the Insiders have caused the proposed amended and restated partnership agreement to include a new provision in Section 6.03 that authorizes the General Partner to "park" units in entities controlled by the Partnership and declare that such units are not held by the Partnership, thereby allowing the General Partner to control the voting of such units. Under the existing Section 6.03, any such unites would be deemed owned by the Partnership, would be deemed not to be outstanding and could not be voted. This amendment, which neither facilitates nor implements the reorganization, is not discussed in the Disclosure Document and can be uncovered only through a careful and close reading of the proposed amended and restated partnership agreement. In a similar fashion, a new Section 6.08 expanding the General Partner's insulation from liability is slipped into the proposed amended partnership agreement without disclosure or discussion.

          66. Finally, the proposed amended and restated partnership agreement doubles from 25% to 50% the percentage of the public unitholders of Alliance Holdings necessary to call a meeting.

         67. Further, the partnership agreement amendments do not simply "facilitate" the reorganization. The defendants concede that without them the reorganization would violate the express terms of the Partnership Agreement and could not be legally accomplished. For example, Section 6.10(c)(ii) of Alliance Holdings' existing partnership agreement prohibits a transaction such as the reorganization. However, by proposing to amend the definition of "Affiliate" to exclude Alliance Capital (which but for such an amendment is an Affiliate of the General Partner under the definition of Affiliate in the current partnership agreement), the Insiders avoid the operation of Section 6.10(c)(ii). Similarly, absent amendments to the provisions governing the transfer by the General Partner of its general partner interest in Alliance Holdings, the Partnership Agreement precludes the proposed reorganization. The defendants never disclose these important facts, or explain why the protections against such transactions contained in the current Alliance Holdings partnership agreement should be disregarded by public unitholders.

          68. In the face of express prohibitions against the kind of self-dealing contemplated by the reorganization, the defendants have attempted to circumvent those prohibitions by not disclosing them and instead compelling the public unitholders to approve undisclosed amendments to "facilitate and implement" the reorganization at the same time as they vote on the reorganization.

The Buried Ambiguous Call Option

          69. Among the more onerous Partnership Agreement amendments are those providing for an enhanced Call Option.

          70. Buried on pages 66-67 of the Proxy Statement, Alliance Holdings compares the old and new provisions regarding the repurchase of partnership units. The provisions are ambiguous at best. Notwithstanding the ambiguity, the new structure of the Alliance partnerships at the very least easily facilitates the dilution of the non-Insiders' holdings and the repurchase of their Units at a depressed market price.

          71. The Partnership Agreement appears to provide that the General Partner may redeem at "recent trading prices," the entire issued and outstanding units of Alliance Holdings if fewer than 10% of the issued and outstanding units of Alliance Holdings are held by persons other than the General Partner, its affiliates and officers and employees of Alliance Holdings, or persons controlled by any of the preceding persons.

          72. This provision, commonly known as a "street sweep" clause, is the contractual equivalent of a short form merger under Section 253 of the Delaware General Corporation Law. Thus, the General Partner and its affiliates, in the event that they acquire through a public tender offer or other transaction a 90% or greater interest in Alliance Holdings, can cash out public unitholders.

          73. Significantly, the proposed amended and restated partnership agreement provides that if the non-Insiders own less than 10% of Alliance Capital II, the General

Partners or its Affiliates have the right to redeem at "recent trading prices," all of the shares of Alliance Holdings.

          74. The only condition precedent is that the General Partner or its affiliates purchase simultaneously (at no specified price) the outstanding units of Alliance Capital II not held by the General Partner and its affiliates, thus assuring a complete buyout of all non-Insider interests in both partnerships.

          75. It is highly unlikely that the public unitholders of Alliance Holdings will exchange any of their holdings for Alliance Capital II units. Statements in the Disclosure Document actually discourage the non-Insiders from exchanging their Unites for Alliance Capital II units. For example:

              If you participate in the exchange, you will own Alliance Capital [II] units that are subject to restrictions on transfer that will make your investment highly illiquid. There will be no market on which Alliance Capital [II} units will be traded. The General Partner and Equitable currently intend to approve transfers only pursuant to IRS safe harbors... [i.e. generally 2% or greater block holders].

          76. The issuance and repurchase of Alliance Holdings units are currently highly regulated under applicable SEC and NYSE rules. Included in these rules are restrictions on the issuance of securities that would dilute the interests of current Alliance Holdings unitholders without full disclosure, and in some instances, a vote of the unitholders.

          77. However, the units issued by Alliance Capital II generally will not be subject to the rules referred to in the immediately preceding paragraph.

          78. With unitholders stripped of the protections of the SEC and the NYSE rules, the Insiders will be able to buy out the holders of Alliance Holdings without the full disclosure associated with a vote and a buy-out premium.

          79. Notwithstanding the great significance of the preceding to the plaintiffs and the Class, the Disclosure Document does little to draw attention to the enhanced Call Option, and in fact, misleadingly states that on page 3 that all of the amendments to the Partnership Agreement made by the proposed amended and restated partnership agreement are benign:

              Recommendation to Unitholders - Alliance Capital Management Corporation, our general partner, believes that the reorganization is fair to, and in the best interests of, Alliance Holding unitholders. Therefore, whether or not you are interested in participating in the exchange offer when it is made, the general partner recommends that you vote "FOR"... (2)the adoption of provisions that facilitate and implement the reorganization and that maintain the existing rights and benefits of Alliance Holdings unitholders following the reorganization and the modification or elimination of provisions that are inoperative or are no longer relevant or that require technical revisions. [Emphasis added.]

          80. However, one effect of the proposed amended and restated partnership agreement is to provide the Insiders with an enhanced Call Option that they did not have before. Thus, the proposed amended and restated partnership agreement does anything but "maintain the existing rights and benefits of Alliance Holdings unitholders...."

          81. Initially, it appears likely that the non-Insiders will beneficially own through Alliance Holdings approximately 35%-40% of Alliance capital II. However, provisions of the Alliance Capital II Partnership Agreement permit the issuance of its units to any third party, including affiliates of the General Partner, with the single proviso that such issuance is done on a "good faith" basis. Thus, the Insiders will more readily be able to dilute the interests of Alliance Holdings (and indirectly the interest of the non-Insiders) in Alliance Capital II to below 10%.

          82. Alternatively, the Call Option provision in the proposed amended and restated partnership agreement could also be read as to ignore the percentage ownership interest of Alliance Holdings in Alliance Capital II for purposes of computing the 10% threshold. That provision (section 16.01 of the proposed amended and restated partnership agreement) reads as follows:

              (a) Notwithstanding any other provision of this Agreement, if at any time less than 10% of the issued and outstanding Alliance Capital LP Units are held, directly or indirectly, by Persons other than the General Partner, its Affiliates and officers and employees of the General Partner, the Partnership [i.e., Alliance Holdings] or Persons controlled by the Partnership or Alliance Capital..., the General Partner shall then have the right, which right it may assign and transfer... exercisable in its sole discretion at any time to, purchase all, but not less than all, of such Unites that remain outstanding and held by Persons other than the General Partner and its Affiliates...

          83. Section 16.01(a) may be read to mean that the Call Option can be exercised if non-Insiders (exclusive of Alliance Holdings) own less than 10% of Alliance Capital II units. Under this reading, the Call Option will become exercisable almost immediately following the Challenged Transaction. This is so because the maximum total number of non-

Insider Alliance Holdings units permitted to be exchanged for Alliance Capital II units is only 18.7 million. However, all of the Insiders are expected to exchange their units. Thus, at the outset, even if the plan is adopted and the public unitholders of Alliance Holdings tender the maximum of 18.7 million units permitted, only 14.3% of the unitholders of Alliance Capital II will be public (non-Insider) unitholders.

          84. However, no matter which way Section 16.01(a) is construed, the Disclosure Document fails to disclose the material significance to plaintiffs and the Class of the inherent conflicts of interests and risks associated with the new structure and the amendments to the Partnership Agreement being made by the proposed amended and restated partnership agreement.

The Illusory Benefit to Public Unitholders

          85. The Disclosure Document misleadingly informs unitholders that Equitable will provide some consideration to Alliance Holdings for the transaction in the form of a minimum annual investment advisory fee paid to Alliance Capital II of $39 million, and that this is a reason to vote for the reorganization and the amended and restated partnership agreement (but not for the exchange).

          86. The Disclosure Document goes to great lengths to present a present value average and incremental value analysis rubber-stamped by Goldman Sachs to demonstrate that such a minimum fee is beneficial to the public unitholders of Alliance Holdings who do not elect to exchange their units for Alliance Capital II units:

              Based on the asset management fee analysis, Goldman Sachs concluded that the holder of a unit who does not participate in the exchange offer should be better off economically after the reorganization than before the reorganization because the one-for-one exchange ratio ensures that such unitholder will retain the same economic interest after the reorganization, while such interest will be enhanced by the incremental benefits accruing to Alliance Capital [II] as a result of the minimum fee payments. [Emphasis added.]

          87. These disclosures are false and misleading, as they fail to disclose that:

              (a) the fees paid to Equitable or it affiliates, as enumerated above greatly exceeded $38 million for the past five years;

              (b) there is no way to determine what the relevant fee was from Equitable or its affiliates prior to 1998;

              (c) Equitable and its affiliates were actual net recipients of fees and other amounts in the past two years, even where the purported relevant fee exceeded the minimum amount of $38 million in 1998;

              (d) the General Partner and Equitable and its affiliates will apparently share in the same fee; and

              (e) the non-Insider Alliance Capital II unitholders will also share in the fee.

          88. In fact, the defendants use Goldman Sachs' analysis as further support for the Challenged Transaction, while at the same time discouraging public Alliance Holdings unitholders from exchanging their units for Alliance Capital II units (Disclosure Document page 49), thus ensuring the effectiveness of the enhanced Call Option.

          89. The major and undisclosed purpose of the Challenged Transaction is to freeze out or otherwise eliminate the equity interests of Class members for unfair or inadequate consideration. Even those unitholders who "elect" to receive interests in Alliance Capital II will ultimately be frozen out of that private partnership.

          90. The Individual Defendants cannot protect and not have adequately protected the interests of Alliance Holdings' limited partners, due to their positions with the General Partner and Equitable and its affiliates. The Individual Defendants (despite the severity of inherent conflicts of interest) did not appoint a special committee to review the terms of the Challenged Transaction, let alone negotiate it terms.

          91. The Individual Defendants have negated any and all terms in the Partnership Agreement purporting to limit or eliminate their fiduciary duties to the unitholders by recommending that the plan "fair" and in the "best interests" of the public unitholders of Alliance Holdings, while engaging Goldman Sachs to opine on the "fairness" of the transaction and referring plaintiffs and the Class to Goldman Sach's opinion as support for the defendants' recommendation to the unitholders to vote for the plan.

          92. The Individual Defendants have engaged in unfair dealing to the detriment of plaintiffs and the Class to whom they owe the highest fiduciary duties. The terms of the transaction are not the products of any arm's-length negotiations but rather the design and plan of the Individual Defendants who have substantial and admitted conflicts of interest with the Class. Defendants have used the change in the tax laws as a pretext for a going private step transaction designed to deprive the Alliance Holdings unitholders of their valuable equity interest in the limited partnership for unfair and inadequate consideration that fails to reflect the very substantial increase in the value of Alliance Holdings over the past decade.

          93. As particularized more fully above, defendants have breached their duty of candor to plaintiffs and the Class. Defendants falsely state in the Disclosure Document that the primary or sole reason for the reorganization and the proposed amended and restated partnership agreement are to provide unitholders a choice between illiquid tax free units and liquid taxable units, and that there is no effect on unitholders from the proposed amended and restated partnership agreement. However, there are severe adverse changes in the proposed and restated partnership agreement, and the major reasons for the transactions are to diminish the value of the public unitholders interests and to obtain a call option to purchase the public unitholders interests at a discounted value.

          94. The Individual Defendants have breached their duty of loyalty to Alliance Holdings public unitholders by using their offices to approve a coercive transaction that will substantially convert a substantial portion of the public's equity interest into less liquid or completely illiquid units. This transaction is coercively structured and is ultimately designed to freeze out virtually all of the current Alliance Holdings public unitholders to their detriment and for the benefit of the Insiders.

          95. Plaintiffs and the Class have no adequate remedy at law.

         WHEREFORE, plaintiff demand judgment as follows:

                  A. declaring this to be a proper class action and designating plaintiffs as representatives of the class and their counsel as class counsel;

                  B. declaring that the proposed amended and restated agreement of limited partnership of Alliance Holdings was not adopted by the vote of the partners and the unitholders required under the existing Alliance Holdings partnership agreement;

                  C.  enjoining the consummation of the Challenged Transaction;

                  D. directing the defendants pay to plaintiffs and the Class all damages caused to them and account for all profits and any special benefits obtained as a result of their unlawful conduct;

                  E. awarding to plaintiffs the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiffs' attorneys and experts; and

                  F. granting such other further relief as the Court deems just and proper.

                                       SMITH KATZENSTEIN & FURLOW LLP


                                       By /s/ Craig B. Smith
                                          --------------------------------------
                                          Craig B. Smith
                                          The Corporate Place
                                          800 Delaware Avenue
                                          Post Office Box 410
                                          Wilmington, DE 19899
                                          (302) 652-8400
September 29, 1999                        Attorneys for Plaintiff

Of Counsel:

WECHSLER HARWOOD HALEBIAN & FEFFER LLP
Stuart D. Wechsler
Frederick W. Gerkens, III
488 Madison Avenue, 8th Floor
New York, NY 10022
(212) 935-7400